                                                                   EXHIBIT 10.23


                            FOUNDRY VENTURE AGREEMENT


        This Foundry Venture Agreement ("Foundry Venture Agreement") is entered into as of June ___, 1997, by and between SanDisk Corporation, a corporation with its headquarters in California ("SanDisk") and United Microelectronics Corporation, a corporation organized under the laws of the Republic of China ("UMC").

        SanDisk understands that UMC is in discussions with others who are interested in participating in USI. SanDisk agrees that UMC may commit to such others (collectively referred to in this Foundry Venture Agreement as "OtherVen") in such amounts as UMC deems appropriate, subject to the commitments made to SanDisk hereunder, and provided further that each OtherVen must commit in writing to comply with and be bound by this Foundry Venture Agreement as if specifically named as a Venturer herein. Notwithstanding such OtherVen, SanDisk will be fully bound by and is committed to the terms of this Foundry Venture Agreement.

        SanDisk, OtherVen and UMC (collectively "the Venturers") agree:

1.      PURPOSE AND FORMATION OF VENTURE

        1.1 Subject to the Technology Transfer and License Agreement and the Foundry Capacity Agreement referred to in paragraphs 3 and 5 below (collectively, the "Venture Agreements"), the Venturers each commit to form and invest in a corporation to be formed under the laws of the Republic of China ("R.O.C.") for purposes of engaging in the business of providing integrated circuit foundry services, making and selling integrated circuits in wafer, die and packaged form as generally described in the USI Business Plan referred to in paragraph 1.4 below.

        1.2 UMC has arranged for the formalities of submission to the Administration of the Science Based Industrial Park for approval of and then for incorporation of the corporation contemplated under this Foundry Venture Agreement, using a name mutually agreeable to the Venturers (for purposes of this Foundry Venture Agreement, the corporation contemplated under this Foundry Venture Agreement shall be referred to as "USI."). All reasonable expenses, up to a maximum of USD [*] (exclusive of fees to be paid to the government), incurred by UMC pursuant to this paragraph 1.2 with respect to such incorporation shall be subject to reimbursement by USI if the USI shares contemplated under Paragraph 4 are not issued to UMC as described below.

        1.3 Subject to the terms of the Venture Agreements, USI shall engage in the business of foundry services, and develop and improve processing and manufacturing techniques in order to improve its competitiveness in the foundry area.

------------
*Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.



                                       1.

        1.4 UMC has submitted to the Science Based Industrial Park a written business plan (the "USI Business Plan") for the operations and for the capital structure and expenditures of USI; this USI Business Plan is subject to approval by the Administration of the Science Based Industrial Park; and, subject to the conditions of confidentiality in Paragraph 9.7 below, will be made available to the Venturers. As part of the USI Business Plan, the Venturers contemplate USI will apply for "tax holiday" and/or other favorable tax treatment under R.O.C. law.

2.      INITIAL OPERATIONS

        2.1 The Venturers generally contemplate the Building and Construction Schedule for USI as shown in Attachment A and the Production and Business Schedule for USI as shown in Attachment B.

        2.2 Under mutually agreeable written terms to be negotiated between UMC and USI, USI shall lease from UMC the land generally described in Attachment C, and commonly known as UMC's Module C, located at No. 3 Li-Hsin Road Science Based Industrial Park, Hsin Chu City, Taiwan, R.O.C.

        (a) The Venturers contemplate that except as agreed by them in writing, the terms of this lease will be at the market rate which would be negotiated between a lessor and lessee dealing with one another at arms length in the context of an independent lease and not based on some other business relationship.

        (b) Without limiting the foregoing, any and all services and supplies (including without limitation power, water, gas and/or materials) will not be part of such lease, and will be the subject of such terms as may be negotiated by USI.

        (c) The lease term for Module C will be for an initial period of five years, and USI will have the right to extend the lease for up to two additional five year periods under terms to be stated in the lease agreement. USI will occupy the land for this Module as its principal place of business, and will utilize this land for its production facility.

        2.3 The Venturers shall each cooperate to build out this land as USI's production facility as quickly and efficiently as commercially reasonable, provided however that this Paragraph 2.3 shall not impose any obligation to provide additional funding beyond that expressly required under this Foundry Venture Agreement.


3.      TECHNOLOGY TRANSFER AND MANAGERIAL SUPPORT

        Promptly after USI's formation, UMC and USI will enter into a mutually agreeable Technology Transfer and License Agreement pursuant to which UMC will transfer to USI for




                                       2.

use in USI facilities the Licensed Process (as defined in the Technology Transfer and License Agreement) and related manufacturing know-how. The execution of the Technology Transfer and License Agreement is an essential aspect of the relationship contemplated under this Foundry Venture Agreement.


4.      INVESTMENT COMMITMENTS & STOCK PURCHASE AND SHAREHOLDER
        AGREEMENTS & REPRESENTATION ON BOARD OF DIRECTORS

        4.1 The Venturers will purchase shares in USI as follows:

        (a) The total capital of USI shall be USD $1 Billion: USD $600 million will be by investment in standard shares, and, as may be approved by the USI board of directors, USD $400 million (plus any other additional capital required) will be by way of participation in UMC credit facilities and/or bank loans, and/or will be by way of other debt and/or equity to the extent such other debt and equity is approved in writing by each of the Venturers. Notwithstanding anything to the contrary, (i) UMC shall not be required to provide participation on behalf of USI in UMC's credit facilities in any amount in excess of USD $400 million, and (ii) provided further that, to the extent demanded by the lender and subject to the requirements of the law, UMC shall guarantee such bank loans made directly to USI but only so long as and to the extent that the total USI capital financed by way of participation in credit facilities, bank loans, debt and/or such other equity (excluding the investment stated in the table of paragraph 4.1(b) below) is less than and/or equal to USD $410 million.

        (b) The Venturers will invest according to the following table:


--------------------------------------------------------------------------------
                                            $ investment
                                            represented by
                             Standard       standard share
                              share %       (USD millions)     Technical share %
--------------------------------------------------------------------------------
SanDisk                      10%               $60M                 0%
--------------------------------------------------------------------------------
OtherVen                     TBD%              $TBD                 0%
--------------------------------------------------------------------------------
UMC, UMC Affiliates*         40%               $240M               15%
USI employees, UMC
employees** & R.O.C.
financial institutions
--------------------------------------------------------------------------------
Total shareholding           85%               $510M               15%
--------------------------------------------------------------------------------


*For purposes of this Foundry Venture Agreement, "UMC Affiliates" shall mean those entities: (i) nominated by UMC and approved by the Venturers in writing,
(ii) which UMC directly and/or indirectly controls, and/or (iii) in which UMC directly or indirectly owns a majority interest.




                                       3.

**UMC employees who intend to become (and who later become) regular employees of USI will be among the USI shareholders pursuant to this table. The UMC employees and the eligible USI employees shall be required to pay the value shown in this table for their standard shares.

        (c) The Venturers shall pay in cash for their standard shares as follows:

        (i) twenty-five percent (25%) to be paid in full on the later of September 15, 1995, or when the appropriate governmental approvals for the formation of USI have been obtained;

        (ii) fifty percent (50%) to be paid in full on or before the start of clean room construction; and

        (iii) the remainder, twenty-five percent (25%), to be paid in full on or before the start of fab production ramp-up.

        (d) Subject to the requirements of law and pursuant to the applicable statutory and regulatory rules, the standard shares of the Venturers, of the UMC Affiliates, of the UMC employees, and of the USI employees as shown in paragraph 4.1(b) above shall vest upon payment for the shares involved; UMC's technical shares shall vest upon completion of first silicon for any process licensed from UMC having feature sizes of 0.35u or less; the shares of UMC Affiliates (to the extent fully paid) shall be issued as UMC requests; and the shares of UMC and UMC Affiliates shall be transferrable amongst UMC and UMC Affiliates without the necessity of USI's, SanDisk's, and/or OtherVen's prior written consent.

        (e) The Venturers' shares shall be common stock, and, to the fullest extent allowable under the law, will be registered in any public offering by USI, provided that with respect to such shares, each Venturer (and all UMC Affiliates holding such shares) must follow and comply with all requirements of R.O.C. law and of the Taiwan Securities and Exchange Commission and of the Taiwan Securities Exchange, including, without limitation, with respect to stand-still, lock-up, and/or other requirements.

        (f) Until USI completes a successful offering of its shares on a recognized securities exchange, the shares of the Venturers (and of UMC Affiliates holding such shares) in USI will not be transferable in any manner whatsoever except with the written consent of the Venturers, provided however that any Venturer may transfer its entire right, title and interest in USI (including its proportionate right of first refusal for foundry capacity, the "Foundry Rights") and other rights under the Foundry Venture Agreement and/or Venture Agreements:

        (i) once but only to the extent and only as part of a transfer of all or substantially all of the assets, business and/or ownership of that Venturer to a transferee subject, with respect to the Foundry Rights, to the terms of paragraph 4.1(f)(iii) below; and/or




                                       4.

     (ii) once to or between itself and any of its subsidiaries in which, at the time of such transfer, the transferring Venturer owns at least 50%.

Notwithstanding anything to the contrary:

     (iii) the Foundry Rights when and if transferred pursuant to Paragraph 4.1(f)(i) above shall only be exercisable with respect to the manufacture of products which the transferring Venturer at the time of such transfer was selling, was designing (as reflected in contemporaneous documents) or was contemplating designing and selling (as demonstrated in its then written business plan(s)), and all future revisions and more highly integrated versions of such products.

     (iv) if prior to the completion of a public offering of USI securities on a recognized securities exchange, any Venturer (or UMC Affiliate holding such shares) wishes and/or attempts to transfer its shares in USI (other than as allowed by Paragraph 4.1(f)(i) and/or 4.1(f)(ii)) pursuant to any Court or other order or law, or as a result of any nonconsensual action by any authority with jurisdiction, the shares involved will be subject to a right of first refusal as follows:

            (aa) the other Venturers (the "eligible other Venturers") will have the right to purchase the shares involved at their then fair market value as determined by a mutually agreeable independent appraiser;

            (bb) each such eligible other Venturer will have the right to purchase such shares on a pro rata basis as determined by the ratio of their respective shareholding percentages (which, absent any previously permitted transfers, would be as shown in the table in Paragraph 4.1(b) above);

            (cc) if any such eligible other Venturer elects not to exercise any portion or all of such right of first refusal within 30 days of the independent appraisal, such portion of such right of first refusal will be subject to exercise by the other eligible other Venturer, and the shares involved will be subject to a right of such other eligible other Venturer to purchase on the same terms as outlined above; and

            (dd) if the other eligible other Venturer does not commit to purchase such shares within 60 days of the independent appraisal, all rights under this Paragraph 4.1(f)(iv) will expire as to such unpurchased shares.

        (g) Subject to the requirements of and to the extent permissible under R.O.C. law, to the extent that USI wishes to offer any equity beyond the USD $600 million referred to in Paragraph 4.1(a) above, each Venturer shall have the right of first refusal to participate in such offering in proportion to its then current respective shareholding.




                                    5.

        4.2 The parties shall in good faith after execution of this Foundry Venture Agreement enter into negotiations regarding audit and information rights to be provided to the Venturers, in order to, among other things, make timely public disclosure of information about USI's profits, losses, and/or other financial information reasonably required, in the view of such Venturer's counsel and accountants, to be disclosed separately, in conjunction with, or consolidated into, such Venturer's public quarterly, annual and/or other reports. Such rights shall at a minimum be sufficient for such Venturers to timely comply with their public reporting obligations, but shall not require USI to pay for and/or incur the expenses of such matters. In the event the parties do not reach agreement on such rights by December 15, 1995, the extent of such rights will be decided conclusively by Price Waterhouse & Co. (Taipei office) and a nationally recognized independent accounting firm nominated by SanDisk and OtherVen. If the aforesaid accounting firms fail to decide such rights by January 30, 1996, the matter shall be resolved by binding arbitration on an expedited basis.

5.      FOUNDRY CAPACITY & COMMITMENTS

        Each Venturer's obligations under Paragraphs 1 to 5 of this Foundry Venture Agreement shall be conditioned upon entry by the Venturer into a Foundry Capacity Agreement with USI (the "Foundry Capacity Agreement") and none of the obligations of the Venturer or of USI under those sections shall be binding until such time as it enters such a Foundry Capacity Agreement. The terms of the Articles of Incorporation and Bylaws of USI shall be consistent with the terms of this Foundry Venture Agreement, and the Venture Agreements.

6.      TERMINATION OF RIGHTS & PRIVILEGES

        6.1 Subject to Paragraph 6.2 below, any one or more of the Venturers and/or USI (collectively "the Parties") shall have the right to terminate the rights of any other Party under this Foundry Venture Agreement and/or the Venture Agreements by giving written notice of termination to that other Party at any time upon or after:

        (a) the filing by the other Party of a petition in bankruptcy or insolvency;

        (b) any adjudication that the other Party is bankrupt or insolvent;

        (c) the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;

        (d) the appointment of a receiver for all or substantially all of the property of the other Party;




                                       6.

        (e) the making by the other Party of any assignment for the benefit of creditors; or,

        (f) the institution of any proceeding for the liquidation or winding up of the other Party's business or for the termination of its corporate charter.

Notwithstanding anything to the contrary, no termination under this Paragraph
6.1 as to such other Party shall affect the rights of any other Venturer under this Foundry Venture Agreement and/or the Venture Agreements.

        6.2 (a) Termination pursuant to Paragraph 6.1 above shall be effective immediately upon delivery of the written notice, or in the case of airmail notice, four days after dispatch, pursuant to Paragraph 8 below.

        (b) Upon termination as to a Venturer under Paragraph 6.1 above, any shares held by that Venturer shall be subject to purchase by the remaining Venturers pursuant to Paragraph 4.1(f)(iv) above.

        (c) Except as permitted in paragraph 4.1(f), no Venturer may transfer its interest or right in USI in any manner to any competitor of UMC or to any entity in the business of fabricating integrated circuits except under terms (i) in which such Venturer first relinquishes and releases all rights to USI capacity under this and any and all other agreements, and (ii) in which such entity and/or competitor expressly consents in writing that they have no such interest or right to such capacity.

        6.3 USI will undertake its reasonable best efforts to implement the Technology Road Map attached as Attachment B, and to achieve the goals described in the USI Business Plan. In addition, and subject to the terms of this Foundry Venture Agreement and the Venture Agreements, USI will cooperate with each Venturer in a commercially reasonable manner to qualify products of such Venturer under the processes involved.

7.      DISPUTE RESOLUTION

        7.1 The Venturers and USI shall cooperate and attempt in good faith to resolve any and all disputes arising out of and/or relating to this Foundry Venture Agreement and/or any of the Venture Agreements. Without limiting the foregoing, within thirty days of a written demand to meet to resolve such a dispute, senior management with the authority to negotiate and resolve the issues shall meet in the State of Hawaii or in some other mutually agreeable location to discuss the issues, from time to time during the forty-five day period following such demand (or longer if agreeable to the Venturers involved) as reasonably requested by any party involved, and such senior management will attempt to resolve the dispute.

        7.2 Any such disputes relating to and/or arising out of this Foundry Venture Agreement and/or any of the Venture Agreements which cannot be so resolved will be




                                       7.

decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution. Such an arbitration may be commenced by USI and/or any Venturer involved in the dispute (i) after the expiration of the forty-five day period following the written demand to meet to resolve the dispute pursuant to Paragraph 7.1 above, and/or (ii) at such earlier time as any Party involved repudiates and/or refuses to continue with its obligations to negotiate in good faith.

        7.3 The arbitration hearing will be before a panel of three neutral, independent arbitrators. The arbitration hearing will be conducted in the State of Hawaii, and will be in the English language (with translations and interpretations as reasonable for the presentation of evidence and/or conduct of the arbitration). Notwithstanding anything to the contrary, any party may apply to any court of competent jurisdiction for interim injunctive relief as may be allowed under applicable law with respect to irreparable harm which cannot be avoided and/or compensated by such arbitration proceedings, without breach of this Paragraph 7 and without any abridgment of the powers of the arbitrators.

        7.4 The arbitration will be conducted under the Rules of the Asia Pacific Arbitration Center. Notwithstanding anything to the contrary:

        (a) the arbitrators will have no power to order discovery; and

        (b) the arbitrators shall require pre-hearing exchange of documentary evidence to be relied upon by each of the respective parties in their respective cases in chief, and pre-hearing exchange of briefs, witness lists and summaries of expected testimony.

        7.5 The arbitrators will make their decision in writing; and their decision will be binding upon the Venturers and USI and it may be entered by any court having jurisdiction.


8.      NOTICES

        All notices required or permitted to be given under this Foundry Venture Agreement and/or any of the Venture Agreements shall be in writing and be deemed as given when delivered, or in the case of airmail, four days after dispatch, and shall be addressed as follows and dispatched by personal delivery, by airmail letter in any post office in the U.S. or in Taiwan, or by facsimile:

If to SanDisk:
     SanDisk Corporation
     140 Caspian Court
     Sunnyvale CA 94089
     Attention: Eli Harari, President
     fax (408) 542-0503;   fon (408) 542-0500

If to UMC:




                                       8.

     United Microelectronics Corporation
     No. 13 Innovation Road I
     Science Based Industrial Park
     Hsin Chu City, Taiwan, R.O.C.
     Attention: John Hsuan, President
     fax (035) 774-767;    fon (035) 782-258

If to USI:
     USI
     No. 3 Li-Hsin Road
     Science Based Industrial Park
     Hsin Chu City, Taiwan, R.O.C.
     Attention:   President
     fax (035)            ;    fon (035)


Any Venturer and/or USI may at any time give written notice of a change of its address to the others.


9.      MISCELLANEOUS

        9.1 No Party shall be liable to the others with respect to the failure or delay in the performance of any obligation under this Foundry Venture Agreement and/or any of the Venture Agreements for the time of and to the extent that such failure is caused by or the result of war, fire, flood, earthquake, acts of god or any causes beyond the reasonable control of the Venturers and/or USI.

        9.2 No Party shall be liable to the others (i) for any special, incidental, indirect or consequential damages; (ii) for increased costs of obtaining substitute goods or services to the extent such increased costs are in excess of those amounts which such Party would have been entitled to receive for the goods and services involved had it properly performed; (iii) for loss of use, opportunity, market potential, and/or profit, on any theory (whether contract, tort, from third party claims or otherwise).

        9.3 Except as expressly stated above and in Paragraphs 9.5 and/or 9.13 below and/or in the Venture Agreements, no Party makes any warranties or representations (express, implied or statutory), and there are no other warranties, representations, or indemnities, and THE PARTIES EXPRESSLY DISCLAIM ALL SUCH OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. Without limiting the foregoing, except as expressly stated in this Foundry Venture Agreement and/or in any of the Venture Agreements (these "Agreements"), there are no other representations and/or warranties concerning the subject matter of such Agreements, and/or relating to USI of any




                                       9.

sort or manner, and each Party expressly agrees that it is not relying upon any such other representations and/or warranties. Each Party has consulted with counsel concerning such Agreements and USI, and enters into these Agreements with full advice and understanding and accepting the risks involved.

        9.4 Notwithstanding anything to the contrary (whether in the Venture Agreements or elsewhere), nothing contained in this Foundry Venture Agreement, in the Venture Agreements, and/or in the USI Business Plan shall be or be construed as:

        (a) a warranty or representation as to the validity, utility, suitability or economic viability of this opportunity or of any intellectual property or technology except as expressly stated in paragraph 9.5 below, in Paragraph 9 of the Technology Transfer and License Agreement, and/or in Paragraphs 5 and/or 7 of the Foundry Capacity Agreement;

        (b) a warranty or representation that any manufacture, sales, use or other disposition of products to be manufactured by USI will be free from infringement of patents, utility models and/or design patents other than those under which licenses have been granted hereunder and/or except as expressly stated in paragraph 9.5 below, and/or in Paragraph 7 of the Foundry Capacity Agreement;

        (c) a warranty or representation that USI will be successful, that USI will realize and/or fulfill any of its Business Plans, that USI will go public or return profit to the Parties, or that the Parties will recover their investments (for purposes of this Paragraph 9.4(c), any covenant or obligation in these Agreements shall not be eliminated and/or excluded by reason of it also being part of the USI Business Plan, nor shall this Paragraph 9.4(c) absolve USI from efforts required under these Agreements to implement the USI Business
Plan);

        (d) conferring any right to the other Parties to use in advertising, publicity, or otherwise, any trademark, trade name or names of any Party, or any contraction, abbreviation or simulation thereof; and/or

        (e) conferring by implication, estoppel or otherwise, upon any Party any license or other right under any class or type of patent, utility model or design patent except the licenses and rights expressly granted under the Venture Agreements.

        9.5 (a) Each Venturer represents and warrants to the other Venturers and to USI that all technology, processes, masks and other information tranferred by that Venturer pursuant to the terms of this Foundry Venture Agreement and/or the Venture Agreements, and/or its respective foundry relationship with USI shall be free from any claims of infringement or violation of valid and enforceable trade secret, trademark, copyright, and/or mask work rights of others; and that Venturer shall defend, indemnify and hold the other Venturers and USI harmless from and against any claims to the contrary, provided however that such indemnifying Venturer shall receive (i) prompt written notification of any claim for which it is providing indemnification under this Paragraph 9.5, (ii) the right to assume, in a




                                      10.

prompt fashion, sole control of the defense or settlement of such claim (provided that the indemnifying Venturer cannot commit any other Venturer and/or USI to the payment of sums), and (iii) reasonable assistance from the indemnified party or parties, at the indemnifying Venturer's request and expense and provided further that if the indemnifying Venturer assumes sole control of the defense of such claim, the indemnified party may, at its expense, participate in such defense.

        (b) USI represents and warrants to the Venturers that all technology, processes, masks and other information transferred by it (in products or otherwise) or used by it in any process employed in the fabrication of products pursuant to the terms of this Foundry Venture Agreement and/or the Venture Agreements, and/or under its respective foundry relationships with the Venturers shall be free from any claims of infringement or violation of valid and enforceable trade secret, trademark, copyright, and/or mask work rights of others; and USI shall defend, indemnify and hold the Venturers harmless from and against any claims to the contrary, provided however that USI shall receive (i) prompt written notification of any claim for which it is providing indemnification under this Paragraph 9.5, (ii) the right to assume, in a prompt fashion, sole control of the defense or settlement of such claim (provided that USI cannot commit any Venturer to the payment of sums), and (iii) reasonable assistance from the indemnified party or parties, at USI's request and expense, and provided further that if USI assumes sole control of the defense of such claim, the indemnified party may, at its expense, participate in such defense.

        9.6 The obligations of the Parties under Paragraphs 1 to 5 above shall be subject to and conditioned upon funding of USI by the Venturers and upon approval of the formation of USI and of its operation at Module C by all required governmental authorities, including without limitation, the Science Based Industrial Park Administration, but the obligations under the other Paragraphs of this Agreement shall not be so conditioned. UMC shall cooperate with USI in securing such approvals within the time contemplated under the schedule of Attachment A. The obligations and responsibilities of the Venturers and USI under Paragraphs 6 to 9 shall survive the expiration and/or termination of this Foundry Venture Agreement.

        9.7 (a) For purposes of these Agreements, "Confidential Information" shall mean:

                (i) any information disclosed by one party to another pursuant to or in connection with these Agreements which is in written, graphic, machine readable or other tangible form and is marked confidential, proprietary, or in some other manner to indicate its confidential nature; and

               (ii) any information orally disclosed by one party to another pursuant to or in connection with these Agreements provided that such information is designated as confidential at the time of disclosure and reduced to a writing delivered to the




                                      11.

        receiving party within thirty days of the oral disclosure and detailing the confidential information involved.

        (b) Each party shall treat as confidential all Confidential Information provided by any other party, shall not use or disclose such Confidential Information except as contemplated in these Agreements and then only subject to written confidentiality agreements at least as protective as those stated in this Foundry Venture Agreement. Without limiting the above, each party shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its confidential information of like importance and shall in no event use less than reasonable procedures and a reasonable degree of care. Notwithstanding the above, no party shall have obligations with respect to Confidential Information of any other party which:

        (i) Such party shows was generally known and available to the public at the time it was disclosed, or becomes generally known and available to the public through no fault of the receiver prior to the use and or disclosure of such information by the receiver;

        (ii) Such party shows was known to the receiver without obligation of confidentiality at the time of disclosure as shown by written evidence in existence at the time of disclosure;

        (iii) Is disclosed with the prior written consent of the discloser;

        (iv) Such party shows becomes known to the receiver without obligations of confidentiality; or

        (v) Is disclosed pursuant to the order or requirement of any court, agency, or other governmental body having jurisdiction;

provided, however, that, prior to any such disclosure pursuant to paragraphs 9.7(b)(v) above, the Party seeking disclosure shall notify the others and take all reasonable actions in an effort to minimize the nature and extent of such disclosure.

        (c) Each party agrees that the terms of these Agreements and the USI Business Plan shall be treated as Confidential Information and not disclosed, provided however that any and all parties may disclose the terms and conditions of these Agreements and the USI Business Plan in confidence to its legal counsel, accountants, banks, and financing sources and their advisers, or pursuant to written confidentiality agreements having terms at least as restrictive as those this Paragraph 9.7 in connection with an actual or proposed merger or acquisition, and/or in connection with the enforcement of its rights under this Foundry Venture Agreement




                                      12.

        (d) Notwithstanding anything to the contrary, and subject to the exceptions of Paragraph 9.7(b):

        (i) any Confidential Information disclosed to UMC by a Venturer which is marked "UMC only" (or similarly) may be used and disclosed by UMC solely in connection with preparing and submitting the USI Business Plan and applications for governmental approvals relating to USI but may not otherwise be disclosed by UMC to USI or to any other Venturer;

        (ii) any Confidential Information disclosed to UMC and/or to USI which is marked as "USI Internal Only" may be disclosed by UMC to USI, but may not be disclosed by USI to any other Venturer; and

        (iii) any Confidential Information disclosed to a Venturer which is not marked "UMC Only" and/or "USI Internal Only" (or similarly) may be disclosed to USI and/or to any Venturer.

        (e) Without limiting the foregoing, in order to facilitate exchanges of Confidential Information amongst themselves, the Venturers contemplate they may negotiate and execute one or more mutually satisfactory non-disclosure agreements.

        (f) The obligations of this Paragraph 9.7 shall survive the expiration or termination of this Foundry Venture Agreement and the Venture Agreements for a period of three (3) years after the last of them to expire and/or terminate. In the event of any breach of this covenant, the Venturers and USI shall promptly discuss and cooperate in good faith with respect to measures to mitigate any harmful effect of such breach and with respect to possible compensation to the injured party.

        9.8 This Foundry Venture Agreement and the Venture Agreements are written only in the English language, which language shall be controlling in all respects, and all versions in any other language shall be for accommodation only and shall not be binding upon the Venturers. All communications to be made or given pursuant to such Agreements shall be in the English language, except as may be required under applicable law.

        9.9 This Foundry Venture Agreement and the Foundry Capacity Agreement and matters connected with performance under any one or more of them shall be interpreted and construed in all respects in accordance with the laws of the State of California, provided however that all matters connected with the purchase and formalities of stock and ownership interests in USI and the Technology Transfer and License Agreement shall be interpreted and construed in all respects in accordance with the laws of Taiwan, the Republic of China, all without regard to that body of law which pertains to conflicts and/or choice of law and excluding the UN Convention on Contracts for International Sales of Goods.




                                      13.

        9.10 If any provision of this Foundry Venture Agreement and/or the Venture Agreements is held wholly or partially unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of such Agreements, and all provisions of such Agreements shall be construed so as to preserve enforceability.

        9.11 (a) The terms and conditions contained in the USI Business Plan, this Foundry Venture Agreement and/or the Venture Agreements and the documents attached thereto (the "Plan and Agreements") shall supersede all previous communications, understandings, representations and/or agreements, oral and/or written, between the Venturers with respect to the subject matter hereof;

        (b) There are no other such agreements, understandings and/or writings except as stated above;

        (c) No agreement or understanding varying, modifying or extending the terms and/or conditions of such Plan and Agreements, nor any custom, practice, course of dealing or conduct of the parties, shall be binding upon any Venturer unless in writing and signed by a duly authorized officer or representative of each Party to be bound; provided however that a Venturer and USI may agree to ordering procedures which are established by them pursuant to mutual agreement; and

        (d) Except as expressly allowed under this Foundry Venture Agreement, no party may transfer or assign its rights or delegate its duties under this Agreement, except with the written consent of all the Parties to the agreement involved.

        9.12 No licenses, other than the licenses expressly granted under these Agreements, are granted under these Agreements, by implication, estoppel or otherwise. Nothing in these Agreements shall be construed as conferring any license, right to use or other right with respect to any trademark or trade name of any party. Each party may make reasonable reference by name to any other party provided that the written consent of that other has been obtained in advance.

        9.13 (a) The failure of any party to enforce, or the delay by any party in enforcing any of its rights under these Agreements shall not be deemed a waiver or a containing waiver of such rights or a modification of these Agreements, and such party may, within the time provided by applicable law, commence appropriate proceedings to enforce any and/or all such rights.

        (b) The section headings in these Agreements are for convenience only and do not define or limit nor will they be used to construe the content of such sections.

        (c) Each party expressly represents and warrants that it is free to enter into these Agreements and that such party has not made and will not make any creations or commitments in conflict with the provisions of these Agreements, or which reasonably might




                                      14.

interfere with the full and complete performance of such party's obligations under these Agreements. Each party further represents and warrants that these Agreements, and the performance of its respective obligations under these Agreements, and the consummation of the transactions contemplated under these Agreements have been duly authorized and approved by all necessary action, and all necessary consents or permits have been obtained, and neither the execution of these Agreements nor the performance of the party's respective obligations under these agreements will violate any term or provision of any valid contract or agreement to which such party is subject and/or by which such party is bound. No further actions or consents are necessary to make these Agreements valid binding contracts, enforceable against the respective parties in accordance with their terms.

        9.14 Nothing in this Foundry Venture Agreement and/or in the Venture Agreements shall be deemed to create a general or limited partnership or an agency relationship between the Venturers and/or USI, and the Venturers and USI are independent companies. The Venturers intend to become shareholders of USI and thereafter purchase products manufactured from USI in an arm's length vendor-purchaser relationship, and, in the case of USI and UMC, in an arm's length vendor-purchaser, lessor-lessee, and licensor-licensee relationship. No party shall be entitled to act on behalf of and/or to bind any one or more of the others.

        9.15 The Venturers will cause USI to execute promptly after its formation the Foundry Capacity Agreement, Technology Transfer and License Agreement, and this Foundry Venture Agreement, to confirm USI's agreement to abide by the terms in such agreements which are binding upon USI.

IN WITNESS WHEREOF, the Venturers have caused this Foundry Venture Agreement to be signed below by their respective duly authorized officers.



                                          SANDISK CORPORATION


                                          /s/ ELI HARARI
                                          -------------------------------------
                                              Eli Harari


                                          UNITED MICROELECTRONICS
                                          CORPORATION

                                          /s/ I.D. LIU
                                          -------------------------------------
                                              I.D. Liu, President First Group





                                       15.

The attached Written Assurances re: Foundry Venture Agreement and May 28, 1997 letter to Eli Harari are entered as part of this foundry agreement.




                                      16.

ACCORDING TO SECTION 232.304 OF REGISTRATION S-T, THE FOLLOWING NARRATIVE DESCRIPTIONS REPRESENT A GOOD FAITH EFFORT TO FAIRLY AND ACCURATELY DESCRIBE THE GRAPHICAL IMAGE(S) ATTACHED TO THE PAPER FORMAT OF THIS AGREEMENT.


I.      Schedule of USI Plant Construction

        This graphical image represents the project schedule for building up the new fabrication facility and for producing wafers from this facility. The time-line represented in the graphical image begins at March 1996 and ends at December 1998. The milestones represented on this graphical image are the following: "Building Construction," "Office Partitions," "Facility Installation," Clean Room Installation," "FAB Equipment Installation," "Pilot," and "Production Ramp-up." The time-lines for each milestone are confidential information for which Confidential Treatment has been requested. Confidential portions omitted have been filed with the Commission.

II.     USI Production Ramp-up Schedules

        The first line graph represents the projected wafer output versus time for the new venture. The abscissa of the line graph represents time, beginning at April 1998 and ending March 1999 (the graph uses a monthly time line). The ordinate of the line graph represents wafer output of the new venture. Therefore, the line graph represents the projected wafer output of the new venture versus time. The values on the graph are confidential information for which Confidential Treatment has been requested. Confidential portions omitted have been filed with the Commission.

        The second line graph describes the same information as the first with the exception that it is based on a quarterly schedule (more specifically, the quarters of years 1998 and 1999) rather than a monthly schedule as in the first line graph.

III.    Fabrication Facility Layout

        This graphical image represents the plat of the research park in which the new fabrication facility is located. The plat is written in Chinese. In English, the plat shows the location of Modules C and D with respect to two major roads and with respect to each other. The location and situation of Modules C and D as well as the writing describing the map are confidential information for which Confidential Treatment has been requested. Confidential portions omitted have been filed with the Commission.